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                                                                    Exhibit 21.1

Subsidiaries of Spirit AeroSystems Holdings, Inc.
Spirit AeroSystems, Inc.
Spirit AeroSystems Finance, Inc.

Subsidiary of Spirit AeroSystems, Inc.
Spirit AeroSystems International Holdings, Inc.

Subsidiary of Spirit AeroSystems International Holdings, Inc.
Spirit AeroSystems (Europe) Limited